                              CONSULTING AGREEMENT

         This Consulting Agreement ("this Agreement") is effective as of ____________, 2001, by and between Miltex Instrument Company, Inc., a New York corporation ("Company") and Marvin E. Sternberg ("Consultant"). Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement, dated as of January ___, 2001 ("Asset Purchase Agreement"), between Moyco Technologies, Inc., a Pennsylvania corporation (and its subsidiaries) ("Seller") and Company.

         WHEREAS, subject to the terms and conditions of the Asset Purchase Agreement, Company has agreed to purchase from the Company at the Closing the Assets used in connection with the Business;

         WHEREAS, Consultant possesses unique knowledge of, and has substantial skill and valuable experience in, the Business;

         WHEREAS, in particular, Consultant possesses knowledge and expertise in the development and commercial exploitation of the "NuTi" alloy formulation for rotary endodontic file products; and

         WHEREAS, Company desires to engage Consultant to provide consulting services in connection with the transition of the Business from Seller to Company and in connection with Company's development and commercial exploitation of "NuTi" rotary endodontic file products, and Consultant desires to provide such services to Company;

         NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Engagement as a Consultant.

         (a) Subject to the terms of this Agreement, Company hereby engages Consultant to provide consulting services to Company in connection with the transition of the Business from Seller to Company and Company's operation of the Business thereafter, and in connection with Company's development and commercial exploitation of the NuTi alloy formulation for rotary endodontic file products. Consultant shall confer and consult with, and advise, officers and directors of Company, upon their reasonable request, with respect to all aspects of the said transition and operation of the Business and with respect to all aspects of Company's development and commercial exploitation of NuTi rotary endodontic file products. Consultant's services shall consist of conferences, consultation, and advice, and the providing of such reports as Company may deem necessary incident thereto. Consultant shall have no executive or administrative authority whatsoever or power of decision for Company in any activity.


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         (b) Consultant's services shall be rendered at such times and places as may reasonably be specified in any Company request for his services and as are also reasonably satisfactory and convenient for Consultant. Consultant shall not be expected or required to subordinate his other activities, business or personal, to the requests of the Company with respect to the performance of consulting services hereunder. Consultant will not be subject to specific orders or direction concerning the details, conduct or manner of performance of his services, and he will not be required to observe any routine or specific hours.

         (c) Company will, if Consultant so requests, make available for his use, in connection with the performance of his consulting services, reasonable office space at Company's premises and will provide reasonable secretarial and clerical assistance.

         2. Independent Contractor. This Agreement is intended to create an independent contractor relationship between the parties for purposes of federal, state and local law, including the Internal Revenue Code of 1986, as amended. Without limitation, Consultant agrees to provide Company a completed Form W-9 in which Consultant's applicable taxpayer identification number is identified. Because Consultant is not an employee of Company, Consultant will not be entitled to any benefits to which Company employees may be entitled under Company policies or as otherwise required by law, including workers' compensation or unemployment compensation benefits. Company will not withhold any taxes from any amount payable to Consultant under this Agreement and will not make any FICA or other contributions on behalf of or for the benefit of Consultant. Consultant will be solely responsible for the payment of all state, federal and local taxes on amounts payable to Consultant under this Agreement. Consultant will indemnify Company for any claims relating to such payments. Company will provide Consultant on a timely basis a Form 1099 or other appropriate form reporting compensation paid to Consultant under this Agreement.

         3. Compensation.

         (a) In consideration of Consultant's entering into this Agreement and agreeing to provide consulting services hereunder, Company shall pay to Consultant a consulting fee at the annual rate of $400,000, payable in advance in equal quarterly installments of $100,000 each, with the first such quarterly installment due and payable upon the execution of this Agreement.

         (b) Incentive Consulting Fee. If the NuTi alloy formulation for rotary endodontic file products ("Products") results in Incremental Contribution (as defined below) to Company's net profit for the period beginning on the date hereof and ending on the third anniversary of the date hereof (the "Contingent Payment Period"), Company shall pay to Consultant, within thirty days after the third anniversary of the date hereof, an amount equal to 10% of the Incremental Contribution, if any, during the Contingent Payment Period. Notwithstanding the foregoing, in no event shall such payment exceed $500,000. No payments shall be due to Consultant under this Section 3(b) with respect to any period subsequent to the Contingent Payment Period.

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

         For purposes of this Section 3(b):

         Incremental Contribution shall mean the amount of the Combined Gross Profit Contribution (as defined below) of NiTi and NuTi hand and rotary instruments for the Contingent Payment Period less any developmental costs, capital expenditures, or advertising directly related to NuTi during the Contingent Payment Period, not to exceed $250,000 in the aggregate, less $2.45 million. "Combined Gross Profit Contribution" shall mean revenue less direct labor and material costs and royalty payments. If the Combined Gross Profit Contribution of NiTi and NuTi for the Contingent Payment Period is less than $2.45 million, then the Incremental Contribution will be zero.

         (c) Expenses. Upon reasonable substantiation by Consultant (in accordance with the normal and usual procedures of Company) of any expenses, including, but not limited to, travel and entertainment expenses, incurred in the performance of his consulting services hereunder, Company shall promptly reimburse Consultant for all such expenses; provided, however, that Consultant shall, with respect to such expenses, comply with such limitations and requirements as Company may establish from time to time with respect to the reimbursable expenses incurred by its executive officers.

         (d) Death or Disability. In the event that Consultant dies or becomes permanently and totally disabled during the five-year term of this Agreement, then Company shall, notwithstanding Consultant's death or permanent and total disability, remain liable to make (i) all remaining quarterly consulting fee payments coming due under Section 3(a) hereof after Consultant's death or permanent and total disability, and (ii) if such death or permanent and total disability occurs on or prior to the 30th day after the end of the Contingent Payment Period, any payment coming due under Section 3(b) hereof as a result of an Incremental Contribution. Any payment to be made under this Agreement after Consultant's death shall be made to Consultant's spouse or, if she is not living on the due date of such payment, by right of representation to Consultant's issue living on such due date.

         (e) Set-off. Except as otherwise provided in this Section 3(e), no amount payable to Consultant under this Agreement may be reduced, compromised, or set-off in any manner or to any extent against any liabilities whatever of Consultant or Seller to Company or any of its affiliates, whether direct or indirect, absolute or contingent, due or to become due, or existing on the date of this Agreement or thereafter arising. In the event, however, that Seller shall become obligated to pay Damages to Company in respect of Buyer Claims made under Section 8.2 of the Asset Purchase Agreement (after taking into account limitations on Seller's liability, including, without limitation, the Basket, under Section 8.3 of the Asset Purchase Agreement), then, notwithstanding anything to the contrary contained in this Agreement, Company may, in its discretion, reduce the amount of the remaining quarterly consulting fee payments thereafter coming due under Section 3(a) of this Agreement by, and set-off against, such payments, the amount of such Damages; provided, however, that the reduction in, and set-off against, such consulting fee payments hereunder shall not exceed $500,000; and provided further, that any

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

reduction and set-off under this Section 3(e) shall be applied to the remaining quarterly consulting fee payments due under Section 3(a) hereof by reducing each such payment by the amount determined by dividing (i) the amount of such reduction and set-off, by (ii) the number of remaining quarterly payments.

         4. Term. This Agreement shall continue until ______________, 2006.

         5. Non-Disclosure; Non-Competition; Non-Solicitation. (a) Consultant shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity (other than its professional advisors and partners) any Confidential Information (as herein defined) pertaining to the Business or business of the Company except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Seller or the Company, or by any administrative body or legislative body (including a committee thereof) with apparent jurisdiction to order Consultant to divulge, disclose or make accessible such information. For purposes of this Agreement, Confidential Information shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, customer information, information relating to governmental relations, discoveries, practices, processes, methods, marketing plans and other material non-public, proprietary and confidential information of Seller or Company, that, in any case, is not otherwise generally available to the public and has not been disclosed by Seller or Company to others not subject to confidentiality agreements.

         (b) Consultant agrees that until the fifth anniversary of the Closing Date, without the prior written consent of Company, Consultant will not (subject to the provisions of Sections 5(c) hereof) directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee, or in any other capacity carry on, be engaged in or employed by or be a consultant to or have any financial interest in, any business which is in competition with Company (as defined in Section 5(c)). During such period, Consultant agrees that, without the prior written consent of Company (and other than on behalf of Company), Consultant shall not, on Consultant's own behalf or on behalf of any person or entity, directly or indirectly, solicit or offer employment to any officer or key employee who has been employed by Company or its affiliates at any time during the twenty four months immediately preceding such solicitation.

         (c) For purposes of this Section 5, a person or entity shall be deemed to be in competition with Company only if such person or entity is involved in the business of manufacturing, marketing or distributing dental supplies. Nothing in this Section 5 shall be construed so as to preclude Consultant from investing in any publicly or privately held company provided Consultant's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.

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

         (d) Consultant agrees that this covenant not to compete is a reasonable covenant under the circumstances, and further agrees that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Consultant agrees that Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Consultant from any court having jurisdiction over the matter, restraining any further violation of this Section 5.

         6. Ownership of Work Product. All work product of Consultant, including, but not limited to, inventions, copyrights, confidential information, trade secrets, system designs, work notes, program plans, specifications, project analysis and programming code ("Work Product"), shall be the exclusive property of Company. Consultant does hereby sell and assign the Work Product and all of the rights therein to Company. Consultant shall, upon request of the Company, take all further action necessary or desirable to establish the rights of Company in and to the Work Product. The provisions of this Paragraph 6 shall survive the termination or expiration of this Agreement.

         7. Miscellaneous Provisions.

         (a) Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by telecopy facsimile transmission (receipt of which is confirmed):

                  i.       If to Company, to:

                           Miltex Instrument Company, Inc.
                           700 Hicksville Road
                           Bethpage, New York 11714
                           Telecopy:  (516) 576-8130
                           Attention:  Steve Chilinski
                           email:  schilinski@miltex.com

                           with a copy to:

                           American Securities Capital Partners, L.P.
                           666 Third Avenue
                           New York, New York 10017
                           Telecopy: (212) 697-5524
                           Attention: David Horing


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

                           with a copy to:

                           Kaye, Scholer, Fierman, Hays & Handler, LLP
                           425 Park Avenue
                           New York, New York 10021
                           Telecopy: (212) 836-8689
                           Attention: Emanuel Cherney, Esq.

                  ii.      If to Consultant, to:

                           Marvin E. Sternberg
                           c/o Moyco Technologies, Ins.
                           200 Commerce Drive
                           Montgomery, Pennsylvania 18936
                           Telecopy: (215) 362-3809

                           with a copy to:

                           Posternak, Blankstein & Lund, LLP
                           100 Charles River Plaza
                           Boston, Massachusetts 02114
                           Telecopy: (617) 973-6100
                           Attention: Ira J. Deitsch, Esq.

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third business day following the date on which so mailed and (iii) on the date on which telecopied and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

         (b) Amendment Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure of Consultant to comply with any term or provision of this Agreement may be waived by Company, and any failure of Company to comply with any term or provision of this Agreement may be waived by Consultant, at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

         (c) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to the subject matter hereof.

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

         (d) Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

         (e) Binding Effect: Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party without the prior written consent of the other parties hereto, except that Company may assign all or any portion of its rights hereunder to one or more of its affiliates, provided that, no such assignment shall relieve Company of its obligations hereunder.


         (f) No Third-Party Beneficiaries. This Agreement is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

         (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (h) Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         (i) Forum; Service of Process. Any legal suit, action or proceeding brought by any party or any of its affiliates arising out of or based upon this Agreement shall be instituted in any federal or state court in Delaware, and each party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

         (j) Governing Law. This Agreement shall be governed by the laws of the State of Pennsylvania, without regard to the principles of conflicts of law thereof.

         (k) WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY


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

BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                  [Remainder of Page Intentionally Left Blank]




















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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       MILTEX INSTRUMENT COMPANY, INC.

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       -----------------------------------------
                                       MARVIN E. STERNBERG























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